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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                                 Rbid.com, Inc.
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                                (Name of Issuer)


                                     Common
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                        (Title of Class of Securities)


                                   749283107
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                                (CUSIP Number)


   Roger A. Browning, Esq., 360 N. Bedford Dr., #204, Beverly Hills, CA 90210
                                 (310) 278-5100
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           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                    11/11/99
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             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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CUSIP No. 749283107
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   1  Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Larry Glenn Thompson SSN: ###-##-####.P.
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   2  Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) ......................................................................

      (b) ......................................................................
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   3  SEC Use Only .............................................................
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                                                   SC
   4  Source of Funds (See Instructions)........................................
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   5  Check if Disclosure of Legal Proceedings Is Required Pursuant to Items

      2(d) or 2(e)..............................................................
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                                              United States of America
   6  CITIZENSHIP OR PLACE OF ORGANIZATION .....................................

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                                                    700,000
                       7   Sole Voting Power....................................
     NUMBER OF        ----------------------------------------------------------
       SHARES                                         n/a
    BENEFICIALLY       8   Shared Voting Power..................................
      OWNED BY        ----------------------------------------------------------
        EACH                                          n/a
     REPORTING         9   Sole Dispositive Power...............................
       PERSON         ----------------------------------------------------------
        WITH                                          n/a
                      10   Shared Dispositive Power.............................
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                                                                     700,000
  11  Aggregate Amount Beneficially Owned by Each Reporting Person..............
--------------------------------------------------------------------------------

  12  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)........................................................
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                                                                 8.3%
  13  Percent of Class Represented by Amount in Row (11)........................
--------------------------------------------------------------------------------
  14  Type of Reporting Person (See Instructions)
              IN
 ................................................................................

 ................................................................................

 ................................................................................

 ................................................................................

 ................................................................................





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Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 17, 1999
--------------------------------------------------------------------------------
Date

/s/ LARRY GLENN THOMPSON
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Signature


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Name/Title   LARRY GLENN THOMPSON


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: INTENTIONAL MISSTATEMENT OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

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ITEM NO. 1:

     Rbid.Com, Inc.
     Common Stock
     24461 Ridge Route Drive, Suite 200
     Laguna Hills California 92653


ITEM NO. 2:

     (a)  Larry Glenn Thompson

     (b)  1355 Potrero Road, Westlake, California 91361

     (c) Marketing Consultant dba Growth Into Greatness, 1355 Potrero Road, Westlake, CA 91361

     (d)  No

     (e)  No

     (f)  American


ITEM NO. 3:

     For services rendered to the issuer. See terms of acquisition set out in paragraph 1 of Exhibit "A" attached hereto.


ITEM NO. 4:

     (a)  See paragraph 5 of Exhibit "A" attached hereto.

     (b)  N/A

     (c)  N/A

     (d)  N/A

     (e)  N/A

     (f)  N/A

     (g)  N/A

     (h)  N/A

     (i)  N/A


ITEM NO. 5

     (a)  700,000 Shares of common stock; 8.3% of outstanding securities

     (b)  700,000 shares

     (c)  None

     (d)  None

     (e)  N/A


ITEM NO. 6

     Larry Thompson provided certain sales and marketing services for Rbid.Com, Inc. relating to the organization and sale of online mall sites for which he will receive shares within sixty (60) days as set forth in paragraph 1 of Exhibit "A".


ITEM NO. 7

     Exhibit "A" Marketing Services Agreement between Rbid.Com, Inc., Growth Into Greatness and Larry Thompson.

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